Exhibit 99.1

                    Callaway Golf Company Declares
   Dividend and Announces New $100 Million Stock Repurchase Program


    CARLSBAD, Calif.--(BUSINESS WIRE)--Nov. 29, 2007--Callaway Golf Company (NYSE:ELY) announced today that the Board of Directors has authorized the Company to repurchase up to $100 million of the Company's common stock in open market or in private transactions. The Company will assess market conditions and buying opportunities from time to time and will make strategic repurchases as appropriate. The repurchases will be made consistent with the terms of the Company's credit facility which defines the amount of stock that can be repurchased in any one year. The repurchase program will remain in effect until completed or until terminated by the Board of Directors.

    In June 2007, the Company had announced the implementation of a $100 million stock repurchase program. To date, the Company has repurchased under that program approximately 5.27 million shares at an average cost of $16.87 per share for a total cost of $88.9 million. The remainder of that program has now been canceled and superseded by the new $100 million stock repurchase program announced today.

    The Company also announced today that the Board of Directors has declared a dividend of $.07 per share, payable December 20, 2007, to shareholders of record as of December 10, 2007.

    About Callaway Golf

    Through an unwavering commitment to innovation, Callaway Golf Company creates products and services designed to make every golfer a better golfer. Callaway Golf Company, which celebrates its 25th Anniversary in 2007, manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Odyssey(R), Top-Flite(R), and Ben Hogan(R) brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com.


    CONTACT: Callaway Golf Company
             Brad Holiday
             Patrick Burke
             Michele Szynal
             760-931-1771